Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (No.333-171385, 333-41409, 333-90375 and 333-165605) on Form S-8 of Thor Industries, Inc. of our report dated June 22, 2016, relating to the consolidated financial statements of Jayco, Corp. and Subsidiary and Affiliate as of and for the year ended December 31, 2015 appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Elkhart, Indiana

September 15, 2016